UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐

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☑ Definitive Proxy Statement
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Dayton Superior Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

DAYTON SUPERIOR CORPORATION

7777 Washington Village Drive, Suite 130
Dayton, Ohio 45459

To our Stockholders:

The Annual Meeting of Stockholders of Dayton Superior Corporation, a Delaware corporation, will be held at the Dayton Superior Conference Center, 721 Richard Street, Miamisburg, Ohio 45342, on Thursday, May 24, 2007, at 11:30 a.m., Eastern Daylight Savings Time, for the following purposes:

•	to elect two directors;

•	to vote on the Fifth Amendment to the Dayton Superior Corporation 2000 Stock Option Plan, as amended; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting. We currently are not aware of any other business to be presented at the Annual Meeting.

Our Board of Directors has fixed the close of business on April 23, 2007 as the record date for determining the stockholders entitled to vote at the Annual Meeting. You are only entitled to vote if you are a stockholder of record at the close of business on that date. This Proxy Statement and accompanying proxy card are being mailed to stockholders beginning on or about April 30, 2007.

Your vote is important. Even if you only own a few shares of Dayton Superior Corporation common stock, we want your shares to be represented at the meeting. We encourage you to vote your shares promptly. You may vote by Internet or telephone as described in the voting instructions on the proxy or you may date, sign and return the proxy in the enclosed envelope. You may vote in person at the Annual Meeting even if you previously submitted your proxy by Internet, telephone or mail.

By Order of the Board of Directors

Thomas W. Roehrig
Corporate Secretary
Dayton, Ohio
April 30, 2007

PROXY STATEMENT
BOARD OF DIRECTORS
CORPORATE GOVERNANCE
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION

DAYTON SUPERIOR CORPORATION
7777 Washington Village Drive, Suite 130
Dayton, Ohio 45459

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Dayton Superior Corporation, a Delaware corporation, of proxies to be used at the Annual Meeting of Stockholders to be held at 11:30 a.m., Eastern Daylight Savings Time on May 24, 2007 or any adjournments thereof. Unless otherwise noted, when used in this Proxy Statement the terms “Dayton Superior,” “we,” “us” and “our” refer to Dayton Superior Corporation. We are mailing this Proxy Statement and the accompanying proxy card to our stockholders beginning on or about April 30, 2007. Our Board is soliciting your proxy in order to give all stockholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your common stock. Our 2006 Annual Report to Stockholders also is enclosed.

How do proxies work?

Our Board of Directors is asking for your proxy. Giving the Board your proxy means that you authorize the individuals designated as proxies on the enclosed proxy card to vote your shares at the Annual Meeting in the manner you direct. You may vote for both, one, or none of the director nominees. You may vote for or against approval of the Fifth Amendment to the Dayton Superior 2000 Stock Option Plan or you may abstain from voting.

Your proxy card covers all shares registered in your name.

If you give the Board your signed proxy but do not specify how to vote, the individuals named as proxies will vote your shares:

•	FOR both of the director nominees;

•	FOR approval of the Fifth Amendment to the Dayton Superior Corporation 2000 Stock Option Plan; and

•	In accordance with their judgment upon such other matters as may properly come before the meeting.

If you hold our shares through someone else, such as a stockbroker, you may receive material from that person or firm asking how you want to vote those shares. Review the voting form used by that person or firm to see if it offers Internet or telephone voting, and follow the voting instructions on that form.

Who is qualified to vote?

You are qualified to receive notice of the Annual Meeting and to vote if you own shares of our common stock at the close of business on April 23, 2007, which is the record date for the Annual Meeting.

How many shares of common stock may vote at the Annual Meeting?

As of April 23, 2007, we had 19,047,439 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented for a vote at the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my common stock?

If you are a “stockholder of record,” you have three choices. You can vote your proxy:

(i) by mailing in the enclosed proxy card;

(ii) over the telephone; or

(iii) via the Internet.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.

Can I vote my common stock in person at the Annual Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.

The chairman of the meeting has broad authority to conduct the Annual Meeting in an orderly manner. This authority includes establishing rules for stockholders who wish to address the meeting. Copies of any rules will be available at the meeting. The chairman also may exercise broad discretion in recognizing stockholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every stockholder who wishes to speak on an item of business will be able to do so.

What are the Board’s recommendations as to how I should vote my common stock?

The Board recommends that you vote your common stock as follows:

FOR the election of the two director nominees to our Board.

FOR the approval of the Fifth Amendment to the Dayton Superior Corporation 2000 Stock Option Plan, as amended.

What are my choices when voting?

Election of Directors. — You may (a) vote in favor of all nominees, (b) withhold your vote as to all nominees, or (c) withhold your vote as to specific nominees.

Fifth Amendment to 2000 Stock Option Plan. — You may cast your vote in favor of or against approval of the Fifth Amendment, or you may elect to abstain from voting your common stock. An abstention will have the effect of a negative vote. Broker non-votes (meaning the broker returns a proxy but does not have authority to vote some or all of the shares represented by that proxy on a particular proposal), however, will not be counted for purposes of determining the number of votes cast and thus will not affect the outcome of voting on the Fifth Amendment.

How will my common stock be voted if I do not specify how it should be voted?

IF YOU SUBMIT YOUR PROXY WITHOUT INDICATING HOW YOU WANT YOUR COMMON STOCK TO BE VOTED, THE PERSONS NAMED ON THE PROXY CARD WILL VOTE YOUR COMMON STOCK ACCORDING TO THE BOARD’S RECOMMENDATIONS THAT ARE LISTED ABOVE.

As to any other business that may properly come before the Annual Meeting, the persons named on the proxy card will vote in accordance with their best judgment. We do not presently know of any other business.

How many shares of common stock constitute a quorum for the Annual Meeting?

The holders of shares of common stock entitling them to a majority of the voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy to constitute a quorum for conducting business. Shares represented by proxies we receive will be counted as present at the Annual Meeting for purposes of determining the existence of a quorum, regardless of how or whether the shares are voted on a specific proposal. Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

The two director nominees receiving the greatest number of votes at the Annual Meeting will be elected. Abstentions and broker non-votes will not affect the outcome of the election.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxies and entitled to vote at the Annual Meeting is required to approve the Fifth Amendment. Abstentions have the effect of a vote against approval of the Fifth Amendment. Broker non-votes have no effect on determining the outcome of the vote on the Fifth Amendment.

Do stockholders have cumulative voting rights?

The holders of our common stock do not have cumulative voting rights.

Can I change my vote after I have submitted my proxy?

You may revoke your proxy by doing one of the following:

•	sending a written notice of revocation (stating that you revoke your proxy) to our Secretary so that he receives it before the Annual Meeting;

•	delivering to our Secretary a later-dated proxy by telephone, on the Internet or in writing so that he receives it before the Annual Meeting in accordance with the instructions included in the proxy card; or

•	attending the Annual Meeting and voting your common stock in person.

Who will count the votes?

We will appoint an inspector of elections who will be present at the Annual Meeting and will count the number of shares of common stock represented in person or by proxy at the Annual Meeting to determine whether a quorum is present and will count the number of votes cast to determine the outcome of the matters to be considered at the Annual Meeting.

Who pays the cost of this proxy solicitation?

We will pay the cost of soliciting proxies sought by the Board. In addition to solicitation of proxies by use of the mail, certain of our directors, officers and regularly engaged employees, without extra compensation, may solicit proxies by telephone, telegraph, or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Where is the Annual Meeting?

The meeting will be held at the conference center at our offices at 721 Richard Street, Miamisburg, Ohio.

Who may I contact if I have questions?

If you have questions or need more information about the Annual Meeting, call or write to:

Thomas W. Roehrig, Secretary
Dayton Superior Corporation
7777 Washington Village Drive, Suite 130
Dayton, Ohio 45459
(937) 428-7172

BOARD OF DIRECTORS

Classification of the Board

Our Board of Directors consists of six directors.  The Board is divided into three classes with the directors in each class elected for three-year terms; however, at the time of our initial public offering in December, 2006, we staggered the initial terms of the three classes so that the term of one of the classes would expire at each of the following three Annual Meetings. Each year, the directors of one of the classes will stand for election by the stockholders at our Annual Meeting.

At our 2007 Annual Meeting, the terms of Stephen Berger and William F. Hopkins will expire. Our Board has nominated each of them for re-election to a three-year term at our 2007 Annual Meeting, and both have agreed to serve if elected. If elected, each of them will serve on the Board until our Annual Meeting in 2010 or until his successor is elected and qualified. In the event that either nominee becomes unable to accept election, the persons designated as proxies on the proxy card may vote for other person(s) selected by the Board. We have no reason to believe that either of the nominees will be unable to serve. Because only one-third of our directors are elected at each annual meeting, two annual meetings of stockholders could be required for the stockholders to change a majority of our Board.

Director Qualifications

Our Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills, and experience required for the Board as a whole and its individual members and recommending nominees to the Board. In evaluating the suitability of individual candidates (both new candidates and current Board members), the Corporate Governance and Nominating Committee and the Board take into account many factors, including:

•	the ability to make independent analytical inquiries,

•	general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment,

•	understanding of the Company’s business on a technical level,

•	other board service, and

•	educational and professional background.

Each candidate nominee must also possess fundamental qualities of:

•	personal and professional integrity, ethics and values,

•	intelligence,

•	practical and mature business judgment,

•	fairness, and

•	responsibility.

The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Director Nomination Process

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee and may be considered at any point during the year. Prior to the issuance of the proxy statement for the annual meeting of stockholders, the Corporate Governance and Nominating Committee considers all recommendations and suggestions for nominees.

Stockholders may submit a recommendation for a director candidate by certified mail, return receipt requested, to:

Corporate Governance and Nominating Committee
c/o Dayton Superior Corporation
7777 Washington Village Drive, Suite 130
Dayton, Ohio 45459

All recommendations submitted by stockholders will be screened by the Corporate Governance and Nominating Committee and must satisfy the general director qualifications set forth above, agree to accept nomination for Board candidacy, meet the standards of independence established by the Nasdaq Global Market and the SEC, and meet all other applicable laws, rules and regulations related to service as a director. Candidates may be interviewed by the Corporate Governance and Nominating Committee and other Board members, as appropriate.

Director Attendance

The Board of Directors held five meetings in 2006.  All of the directors attended at least 75% of the meetings of the Board of Directors and each committee on which they served.

Attendance by the Directors at the Annual Meeting

While we do not have a policy with respect to attendance by the directors at our Annual Meetings, we do strongly encourage all of our directors to attend.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. Our Corporate Governance Guidelines are available on our website at www.daytonsuperior.com and to any stockholder who requests a copy from our Secretary.

Our Board also has adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. Our Code of Business Conduct and Ethics is available on our website at www.daytonsuperior.com and to any stockholder who requests a copy from our Secretary.

Independent Directors

We currently are a “controlled company” as defined under the listing standards of the Nasdaq Global Market because Odyssey Investment Partners Fund, LP (“Odyssey”) controls more than 50% of our voting power. As a result, we are not required to have a majority of independent directors on our Board or to have compensation and corporate governance and nominating committees comprised of independent directors. Currently, a majority of the directors on our Audit Committee must be independent, as determined under applicable Nasdaq listing standards and SEC regulations and, commencing on December 19, 2007, all of the members of our Audit Committee must be independent. Our Board of Directors has determined that two of the three members of our Audit Committee (Steven M. Berzin and Sidney J. Nurkin) are independent under the applicable Nasdaq listing standards and SEC regulations.

Because Odyssey controls a majority of our voting power, it has the power to control our affairs and policies. Odyssey also controls the election of our directors and the appointment of our management. Half of our directors are representatives of Odyssey.

Committees of the Board

The Board appoints committees of directors to help carry out its duties. Our Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each of the standing committees operates under a charter adopted by our Board and is required to report the results of its meetings to the full Board. The charter for each of our Board committees can be accessed on our website at www.daytonsuperior.com.

Audit Committee

Function:	The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of our financial statements. This includes, among other things, selecting our independent auditors, reviewing our internal accounting and audit processes to ensure their integrity, overseeing the relationship with our independent auditors, reviewing compliance with legal and regulatory requirements, reviewing significant accounting policies and controls, and reviewing and approving all related party transactions.

The Board has determined that, as required by our Corporate Governance Guidelines and Nasdaq listing standards, all members of the Audit Committee are financially literate (meaning they can read and understand fundamental financial statements) and that Mr. Berzin has accounting or related financial management expertise. The Board has also determined that Mr. Berzin qualifies as an audit committee financial expert under applicable SEC regulations.

Meetings:	The Audit Committee held four meetings in 2006.

Members:	The members of the Audit Committee are Messrs. Berzin (chair), Nurkin and Rotatori. Messrs. Berzin and Nurkin satisfy the independence requirements of SEC regulations and Nasdaq listing standards.

You can find the Report of the Audit Committee on page 25 of this Proxy Statement.

Compensation Committee

Function:	The Compensation Committee is responsible for, among other things, reviewing and approving our goals and objectives relevant to compensation; designing, recommending to the Board for approval, and evaluating our compensation plans, policies, and programs; staying informed as to market levels of compensation; and recommending to the Board compensation levels and systems for the Board and our Chief Executive Officer. The compensation of our Chief Executive Officer is determined solely by the Compensation Committee and the compensation of our other officers is approved by our Board of Directors based on recommendations by Mr. Zimmerman and the Compensation Committee.

Meetings:	The Compensation Committee held five meetings in 2006.

Members:	The members of the Compensation Committee are Messrs. Berger (chair), Hopkins and Rotatori. Because we are a “controlled company” as defined in the Nasdaq listing standards, we are not required to have a majority of independent directors on our Compensation Committee.

Corporate Governance and Nominating Committee

Function:	The Corporate Governance and Nominating Committee is responsible for, among other things,

• all aspects of the Company’s corporate governance functions,

• recommending director candidates to the Board,

• assisting the Board in determining the composition and size of the Board and its committees,

• overseeing the evaluation of our Board and management,

• making recommendations to our Board for the creation of additional committees or the elimination of certain committees,

• in appropriate circumstances, recommending the removal of a director for cause, and

• reviewing governance-related shareholder proposals and recommending Board responses.

Meetings:	The Corporate Governance and Nominating Committee was established by our Board at the time of our initial public offering in December 2006 and held no meetings in 2006.

Members:	The members of the Corporate Governance and Nominating Committee are Messrs. Hopkins (chair), Rotatori, and Zimmerman. Because we are a “controlled company” as defined in the Nasdaq listing standards, we are not required to have a majority of independent directors on our Corporate Governance and Nominating Committee.

Communications with Board of Directors

Stockholders and others may communicate with the Board by written correspondence addressed to:

Mr. Stephen Berger
Chairman of the Board
Dayton Superior Corporation
7777 Washington Village Drive, Suite 130
Dayton, Ohio 45459

Related Party Transactions

Since January 1, 2006 there has not been, nor is there currently proposed, any transactions or series of similar transactions to which we were, or are to be, a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than the transactions described below. All such related party transactions must be reviewed and approved in advance by our Audit Committee.

Certain Loans.  In connection with our 2000 recapitalization, we entered into “rollover” agreements with Raymond E. Bartholomae, Mark K. Kaler and Thomas W. Roehrig, each of whom is or was an executive officer. Generally, the “rollover” agreements required each executive officer to retain stock and, in most cases, stock options, with a specified aggregate value following the recapitalization. In some cases, the executive officer agreed to exercise stock options in order to obtain some of the common stock which he agreed to retain following the recapitalization. These agreements provided that if the executive officer exercised stock options in order to obtain some of the common stock he was required to retain and if he so requested, we would make a non-interest bearing, recourse loan to him in an amount equal to the exercise price of the options plus the estimated federal and state income tax liability he incurred in connection with the exercise. If the executive officer purchased some of the common stock he was required to retain and if he so requested, we made a 6.39% interest deferred recourse loan to him. These loans are secured by a pledge of the shares issued. As of March 30, 2007, the amounts outstanding under these loans were $499,064 for Mr. Bartholomae, $283,703 for Mr. Kaler and $54,639 for Mr. Roehrig.

On September 29, 2006, we forgave a portion of the loans to Messrs. Bartholomae and Kaler consisting of the interest accrued through such date. The amount of the loan forgiveness was $141,227 for Mr. Bartholomae and $12,575 for Mr. Kaler. All terms of the loans remain unchanged, and each of Messrs. Bartholomae and Kaler must repay the principal amount of his loan and any interest that accrues after September 29, 2006 in accordance with the original terms.

Voting Agreement.  Pursuant to the terms of a voting agreement, Messrs. Zimmerman, Puisis and Bartholomae appointed Odyssey to act as their attorney-in-fact to vote or act by written consent with respect to the common stock they hold in connection with any and all matters. The voting agreement will terminate upon the first date on which we satisfy the listing requirements of the Nasdaq Global Market for a company not entitled to the benefits of the “controlled company” exemption under Nasdaq rules. The initial term of the voting agreement will expire on December 31, 2007. The voting agreement is subject to automatic renewal for a single additional one-year term at the end of the initial term, although any party may terminate the agreement (as to that party only), effective at the end of the initial term by giving at least 10 business days notice to each of the other parties during December of 2007. Parties to the voting agreement will also be released from the terms of the voting agreement upon the disposition of all of their equity interests in us (or any successor to us by merger), and shares of stock that have been sold by parties to the voting agreement will no longer be subject to any provision of the voting agreement.

Odyssey Reimbursement.  In 2006, we reimbursed Odyssey for travel, lodging, and meals of approximately $45,000.

Indemnification.  We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, and require us to obtain directors’ and officers’ insurance if available on reasonable terms. We believe these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

ELECTION OF DIRECTORS

The terms of directors Stephen Berger and William F. Hopkins (who are serving in the class of directors referred to in our certificate of incorporation as the Class I directors) expire at our Annual Meeting. The Board, upon recommendation of the Corporate Governance and Nominating Committee, has nominated Messrs. Berger and Hopkins for re-election to the Board to serve until the 2010 Annual Meeting of Stockholders. Our other directors have terms that do not expire at this meeting.

Personal information for each of our directors, including the nominees, is provided below.

If a nominee becomes unavailable before the election, your proxy authorizes the individuals designated as proxies to vote for a replacement nominee if the Board names one.

The Board recommends that you vote FOR each of the nominees set forth below:

NOMINEES (CLASS I)
(Term will expire in 2010)

Stephen Berger

Mr. Berger, age 67, has served as Chairman of our Board of Directors since August 2005 and has been a director since 2000. Mr. Berger has been chairman of Odyssey Investment Partners, LLC since 1997. Mr. Berger is a director and a member of the Executive Committee of the Board of Directors of Dresser, Inc. Mr. Berger is chair of our Compensation Committee.

William F. Hopkins

Mr. Hopkins, age 43, has been a director since 2000. Mr. Hopkins has been a member and Managing Principal of Odyssey Investment Partners, LLC since 1997. Mr. Hopkins is a member of our Compensation Committee and chair of our Corporate Governance and Nominating Committee.

CONTINUING DIRECTORS (CLASS II)
(Term expires in 2008)

Douglas W. Rotatori

Mr. Rotatori, age 46, has been a director since 2000. Mr. Rotatori has been a Managing Principal of Odyssey Investment Partners, LLC since October 2004 and a Principal since 1998. Mr. Rotatori is a member of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

Eric R. Zimmerman

Mr. Zimmerman, age 56, has been President, Chief Executive Officer and a director since August 2005. Mr. Zimmerman served as President of the Gilbarco International and Service Station Equipment units of Gilbarco Inc. from 1998 to 2003. Mr. Zimmerman is a member of our Corporate Governance and Nominating Committee.

CONTINUING DIRECTORS (CLASS III)
(Term expires in 2009)

Steven M. Berzin

Mr. Berzin, age 56, has been a director of our Company since December 2006. From 2005 to 2006, Mr. Berzin served as Executive Vice President of the New York City Economic Development Corporation. From 2001 to 2005 Mr. Berzin served on the Resource Committee on Graduate Fellowships at Harvard University, and from 2002-2005 Mr. Berzin served as a director of CDC IXIS Financial Guaranty North America, Inc. Mr. Berzin has also held a variety of senior offices with W.P. Carey & Co., Inc., General Electric Capital Corporation and Financial Guaranty Insurance Company. Mr. Berzin is chair of our Audit Committee.

Sidney J. Nurkin

Mr. Nurkin, age 65, has been a director since March 2007. Mr. Nurkin serves as Senior Counsel of the law firm of Alston & Bird, LLP. Prior to his retirement on December 31, 2006, Mr. Nurkin was a partner in the law firm of Alston & Bird, LLP for more than five years. Mr. Nurkin is a member of our Audit Committee.

Director Compensation

We reimburse the members of our Board of Directors for their out-of-pocket expenses. Our outside directors, who are those directors who are neither employed by us or by any subsidiary or affiliate of Odyssey, also are compensated by us for their service on the Board. Each of our outside directors receives an annual retainer fee of $25,000 paid in cash in four $6,250 quarterly installments. The outside directors also receive a fee of $1,500 for each board meeting and, if a member of the Audit Committee, each meeting of the Audit Committee attended ($750 if the meeting is telephonic). The chair of the Audit Committee receives an additional $15,000 per year.

Subject to approval of the Fifth Amendment to our 2000 Stock Option Plan at the Annual Meeting, following the initial election or appointment of an outside director, we also will grant the director a stock option with an exercise price equal to the greater of the closing market price of our common stock on the date of grant or, if the outside director is first elected or appointed prior to June 22, 2007, $12.00 per share (which is the price at which we sold our common stock in our initial public offering) and covering a number of shares calculated so that the value of the option on the date of grant is $45,000 (rounded to the nearest whole share). These options have a 10-year term and are exercisable immediately. On April 20, 2007, we granted such an option to each of Messrs. Berzin and Nurkin, our two outside directors, covering 8,936 shares of our common stock with an exercise price of $12.00 per share. These options may not be exercised unless and until the Fifth Amendment is approved by our stockholders, and the options will terminate and become null and void if the Fifth Amendment is not approved by the stockholders within one year after the date the options were granted.

Prior to our initial public offering on December 22, 2006, we did not have any outside directors. The following table shows the compensation we paid Mr. Berzin, the only outside director who served on the Board at any time during 2006, for his service during the period from December 22, 2006 through December 31, 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)

Steven M. Berzin	$1,205	$1,205

OWNERSHIP OF COMMON STOCK

General

As of March 30, 2007, 19,037,902 shares of our common stock were outstanding. Pursuant to our certificate of incorporation, we are authorized to issue up to 10,000,000 shares of preferred stock, but no preferred stock was outstanding as of our record date. All holders of our common stock are entitled to the same rights and privileges, including one vote for each share held on all matters submitted to a vote of stockholders at the Annual Meeting. Accordingly, holders of a majority of the outstanding shares of common stock are assured of being able to elect all of the directors standing for election.

Principal Holders of Common Stock

The following table sets forth as of March 30, 2007, to our knowledge, information with respect to the beneficial owners of more than five percent of our outstanding common stock. The SEC has defined “beneficial owner” for this purpose to include any person who has or shares voting power or investment (dispositive) power with respect to the stock or has the right to acquire beneficial ownership of the stock within 60 days. Unless otherwise noted, the individuals or entities named in the following table have sole voting and dispositive power.

	Number of
Name and Address	Outstanding		Percent
of Beneficial Owner	Shares		of Class*

Odyssey Investment Partners Fund, LP(1)(2)
280 Park Avenue, West Tower, 38th Floor
New York, New York	10,177,015		53.5%
DS Coinvestment I, LLC
DS Coinvestment II, LLC
Odyssey Coinvestors, LLC
Odyssey Capital Partners, LLC
Odyssey Investment Partners, LLC
Stephen Berger(3)
William Hopkins(3)
Brian Kwait(3)
Douglas W. Rotatori(3)
Raymond E. Bartholomae
Edward J. Puisis
Eric R. Zimmerman

Morgan Stanley	1,131,600	(4)	5.9%
1585 Broadway
New York, NY 10036

	Number of
Name and Address	Outstanding		Percent
of Beneficial Owner	Shares		of Class*

AXA Financial, Inc.	1,442,360	(5)	7.6%
1290 Avenue of the Americas, New York New York 10104
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
AXA

*	Percentage is based on 19,037,902 shares of common stock outstanding on March 30, 2007.

(1)	Consists of 9,120,685 shares of common stock owned by Odyssey Investment Partners Fund, LP, certain of its affiliates and certain co-investors (collectively, the “Odyssey Group”) and 502,985 shares owned by Mr. Zimmerman, 256,173 shares owned by Mr. Puisis and 297,172 shares owned by Mr. Bartholomae. Messrs. Zimmerman, Puisis, and Bartholomae are parties to a voting agreement with Odyssey described above under the heading “Voting Agreement.” Pursuant to the terms of the voting agreement, Messrs. Zimmerman, Puisis and Bartholomae have agreed that Odyssey will be designated as attorney-in-fact to vote or act by written consent with respect to the common stock owned by Messrs. Zimmerman, Puisis and Bartholomae. Therefore, Messrs. Zimmerman, Puisis and Bartholomae have sole dispositive power, but no voting power with respect to their shares.

(2)	Includes 9,120,685 shares of common stock owned in the aggregate by the Odyssey Group. Odyssey Capital Partners, LLC is the general partner of Odyssey. Odyssey Investment Partners, LLC is the manager of Odyssey. Each of Odyssey Investment Partners, LLC and Odyssey Capital Partners, LLC is managed by a three-person managing board, and all board action related to the voting or disposition of this common stock requires approval of a majority of the board. The members of the managing board are Stephen Berger, William Hopkins and Brian Kwait. Therefore, each may be deemed to share voting and dispositive power with respect to the common stock deemed to be beneficially owned by the Odyssey Group. Each of the managers disclaims beneficial ownership.

(3)	Includes 9,120,685 shares of common stock owned in the aggregate by the Odyssey Group. Messrs. Berger and Hopkins are managing members of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC, and Mr. Rotatori is a member of Odyssey Investment Partners, LLC. Therefore, each may be deemed to share voting and dispositive power with respect to the common stock deemed to be beneficially owned by the Odyssey Group. Each of Messrs. Berger, Hopkins and Rotatori disclaim beneficial ownership of this common stock.

(4)	As reported in a Schedule 13G dated December 31, 2006 filed with the SEC, Morgan Stanley has shared voting power with respect to 1,604 of these shares and sole dispositive power with respect to all of these shares.

(5)	As reported in a Schedule 13G dated December 31, 2006 filed with the SEC, AllianceBernstein L.P., a subsidiary of AXA Financial, Inc., has sole voting power with respect to 935,950 of these shares and sole dispositive power with respect to 1,096,700 of these shares. AXA Equitable Life Insurance Company, a subsidiary of AXA Financial, Inc., has sole voting and dispositive power with respect to 345,660 of these shares. AXA Financial, Inc. is controlled, directly or indirectly, by AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, all of which disclaim beneficial ownership of any of these shares.

Stock Ownership of Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned by each executive officer named in the Summary Compensation Table on page 17 and each director and nominee on March 30, 2007. This information is based on data furnished by the person named. Except as set forth in the table, none of our directors or executive officers beneficially owned 1% or more of any class of equity security of the Company outstanding as of March 30, 2007. Unless otherwise indicated, the persons named have sole voting and dispositive power with respect to the common stock reported.

Name of	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership(1)	of Class*

Peter J. Astrauskas(1)	5,202	**
Raymond E. Bartholomae(1)(2)	326,543	1.7
Stephen Berger(3)	10,236,186	53.5
Steven M. Berzin	—	—
William F. Hopkins(3)	10,236,186	53.5
Mark K. Kaler(1)(4)	105,517	**
Sidney J. Nurkin	—	—
Edward J. Puisis(1)(2)	285,973	1.5
Douglas W. Rotatori(3)	10,236,186	53.5
Eric R. Zimmerman(2)	502,985	2.6
Directors and all executive officers as a group (a total of 13 people)(5)	10,358,782	54.2

*	Percentage is based on 19,037,902 shares of common stock outstanding on March 30, 2007.

**	Signifies less than 1%.

(1)	Includes common stock subject to outstanding options which are exercisable by such individuals within 60 days. The following common stock subject to such options is included in the totals: 4,335 shares for Mr. Astrauskas; 29,371 shares for Mr. Bartholomae; 19,677 shares for Mr. Kaler and 29,800 shares for Mr. Puisis.

(2)	Pursuant to the terms of a voting agreement, Messrs. Zimmerman, Puisis and Bartholomae have designated Odyssey and certain of its affiliates as attorney-in-fact to vote or act by written consent with respect to the shares of our common stock owned by them. Thus, these individuals have sole dispositive power, but no voting power, with respect to the shares indicated.

(3)	Includes 9,120,685 shares of common stock owned by the Odyessy group and 502,985 shares owned by Mr. Zimmerman, 256,173 shares owned by Mr. Puisis and 29,800 shares which may be acquired by Mr. Puisis within 60 days upon the exercise of outstanding options, and 297,172 shares owned by Mr. Bartholomae and 29,371 shares which may be acquired by Mr. Bartholomae within 60 days upon the exercise of outstanding options, as to which Odyessy has the sole voting power pursuant to a voting agreement.

(4)	Mr. Kaler’s employment with us terminated on January 16, 2007. Mr. Kaler’s stock ownership is based on the most recent information available to us.

(5)	Includes 86,825 shares of common stock subject to outstanding options which are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company securities by executive officers, directors, and certain beneficial stockholders of the Company are required to be reported to the Securities and Exchange Commission. Based solely on its review of Forms 3 furnished to the Company, the Company believes that all of its executive officers, directors and applicable stockholders complied with these filing requirements on a timely basis during 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis explains our compensation program as it applies to Eric R. Zimmerman, our President and Chief Executive Officer, Edward J. Puisis, our Executive Vice President and

Chief Financial Officer, and our three other most highly compensated executive officers who were serving on December 31, 2006, each of whom is named in the Summary Compensation Table below. We refer to these five individuals as our named executive officers.

Objectives

Our executive compensation program has the following primary overall objectives:

•	attract and maintain the management we need to lead our business;

•	motivate our executive officers and other executives to increase stockholder value by aligning their interests with those of our stockholders;

•	fairly compensate our executive officers and other executives relative to the achievement of established objectives; and

•	recognize and reward those executive officers and other executives whose performance exceeds the normal expectations and requirements for their positions.

Process for Setting Executive Compensation

Our executive compensation program consists of six elements: base salary, annual incentive bonuses, long-term incentives, perquisites, retirement and welfare benefits and severance/change in control benefits.

The Compensation Committee of our Board of Directors, which is comprised of Stephen Berger (chair), William F. Hopkins and Douglas W. Rotatori (each of whom is associated with Odyssey, our controlling stockholder), annually reviews and approves the base salary, annual incentive targets and long-term incentive awards of Mr. Zimmerman and each of our other named executive officers. The Compensation Committee’s review of Mr. Zimmerman is conducted at an executive session at which neither Mr. Zimmerman nor any other members of our management is present. The Compensation Committee’s reviews of our other executive officers are based on recommendations from Mr. Zimmerman, and the executive officers whose compensation is being reviewed are not present during the reviews.

The Compensation Committee also periodically reviews the other elements of our executive compensation program for our executive officers such as retirement and welfare benefits, perquisites, and severance and change in control benefits.

The agenda for each meeting of the Compensation Committee is collectively agreed upon by the Chair of the Compensation Committee and Mr. Zimmerman. The agenda typically includes standing items covered regularly, generally at the same meeting each year; other items a member of the Compensation Committee has requested be included in the agenda; and items that management recommends that the Compensation Committee consider.

Prior to our initial public offering in December, 2006, the Compensation Committee was guided in its determinations by the objectives and process described above and, in some cases, by negotiations with individual executive officers, but without any formal evaluation by the Compensation Committee of external market considerations. In late 2006, with the approval of the Compensation Committee, we engaged an outside compensation consultant, Watson Wyatt Worldwide Consulting, to perform a comprehensive review of all elements of our executive compensation program. The primary objectives of this evaluation are to:

•	analyze the market competitiveness of our existing compensation programs;

•	identify any areas in which our executive compensation and benefits vary from current market practice;

•	assist us in developing a compensation philosophy which defines the market for executive talent, our desired competitive positioning within the market, the relative mix and the importance of the various components of compensation and our use of personal benefits and perquisites, employment agreements and severance arrangements;

•	review our current mix of salary and incentive compensation, including the relative weighting of short-term versus long-term incentives; and

•	assist us in developing an ongoing long-term incentive plan.

Watson Wyatt has collected market data and has assembled a custom group of companies it views as comparable to us. Watson Wyatt will report its conclusions to the Compensation Committee.

Components of Executive Compensation

Base Salary.  When we employed Mr. Zimmerman in 2005, we entered into an employment agreement with him which specifies that his minimum annual base salary will be $350,000. Similarly, when we employed Mr. Puisis in 2003, we entered into an employment agreement with him which specifies that his minimum annual base salary will be $250,000. These employment agreements, including the minimum base salary amounts, were negotiated with Messrs. Zimmerman and Puisis by members of our Compensation Committee and reflect what the Compensation Committee believed were competitive salaries given the duties and responsibilities of these officers, their level of experience, the amounts we were paying our other executive officers, our size, the industry in which we operate and our prior performance.

We also entered into an employment agreement with Mr. Bartholomae in 2003, which we amended in 2005. While that agreement does not specify the amount of base salary we must pay Mr. Bartholomae, it does provide that he will have “good reason” to resign his employment and receive severance payments if we reduce his annual base salary below $260,000. We do not have employment agreements with Messrs. Kaler (whose employment terminated in January, 2007) or Mr. Astrauskas. The base salaries of Messrs. Bartholomae, Kaler and Astrauskas for 2005, were set by the Compensation Committee based substantially on recommendations of our former President and Chief Executive Officer and reflected the Compensation Committee’s view that these amounts were competitive given the duties and responsibilities of these officers, their level of experience, the amounts we were paying our other executive officers, our size, the industry in which we operate and our prior performance.

In 2005, we had a net loss of $114.7 million, compared to a net loss of $48.7 million in 2004. As a result of our performance in 2005, the Compensation Committee chose not to increase the base salary of any of our named executive officers in 2006 from the base salary we paid them in 2005.

Annual Incentive Bonuses.  We view annual incentive bonuses as an important component of compensation for our named executive officers. In mid-2005, we made several management changes, including the hiring of Mr. Zimmerman as our President and Chief Executive Officer. In order to encourage Mr. Zimmerman and his management team to move quickly to improve our performance in 2006, the Compensation Committee determined to pay discretionary bonuses with respect to the first half of 2006 if our EBITDA (which we define for incentive bonus purposes as earnings (loss) before interest expense, interest income, income taxes, depreciation, amortization of intangibles, stock compensation expense, gain or loss on disposals of property, plant and equipment and facility closing and severance expense) improved substantially, in the judgment of the Compensation Committee. In the past, we have not typically paid incentive bonuses based solely on half year performance; however, the Compensation Committee believed these mid-year discretionary bonuses were important to encourage and reward our senior executive team for quickly implementing the turnaround strategy developed under the leadership of our new chief executive officer. Based on the Compensation Committee’s evaluation of our improved performance during that period, we paid cash bonuses in the following amounts to our named executive officers: Mr. Zimmerman — $175,000; Mr. Puisis — $100,000; Mr. Bartholomae — $104,000; Mr. Kaler — $90,800; and Mr. Astrauskas — $42,500. The bonuses were approved by the Compensation Committee on July 14, 2006, after our first-half financial results became available. On May 11, 2006, the Compensation Committee also approved payment of a special cash bonus in the amount of $75,000 to Mr. Puisis. This bonus was intended to bring Mr. Puisis’ total compensation for 2006 up to a minimum level consistent with a prior informal commitment made to Mr. Puisis by the Committee.

In addition to the discretionary incentive bonuses we paid for the first half of 2006, the Compensation Committee also followed its normal practice of adopting an annual Executive Incentive Plan for full-year 2006 under which participating executives, including our named executive officers, were awarded a bonus opportunity equal to a specified percentage of their base salary, based on the extent to which we achieved financial goals specified under the plan. Since the Compensation Committee chose to award discretionary bonuses for the first half of 2006, it did not adopt the full-year 2006 Executive Incentive Plan until June 30, 2006, when it was generally aware of the amount of the discretionary bonuses it intended to award. For the 2006 Executive Incentive Plan, the Compensation Committee established two performance goals: EBITDA and cash flow (which we define for incentive bonus purposes as EBITDA less facility closing and severance expense, cash paid for income taxes, gain on sale of rental equipment and cash used in investing activities, and adjusted to reflect changes in assets and liabilities, excluding the effects of changes in accrued interest). The Compensation Committee views EBITDA and cash flow, as we define them, as key measures of our operating performance. The EBITDA goal for full-year 2006 was $60 million, and the cash flow goal for full-year 2006 was $44.2 million. The Compensation Committee also concluded that an expense we incurred in 2006 in connection with a comprehensive study of our freight arrangements should be added back to EBITDA for purposes of 2006 performance.

Under the 2006 Executive Incentive Plan, no incentive bonus was to be paid with respect to a performance measure unless we achieved at least 90% of our goal for the performance measure for the year, at which point each of the named executive officers would receive 50% of his targeted bonus opportunity for that performance measure. The percentage of the targeted bonus opportunity to be paid with respect to a performance measure would increase above 50% as our performance for the year increased above 90% of the goal for the performance measure, with a payout of 100% of the targeted bonus opportunity if we achieved 100% of the goal for the performance measure. In addition, for each $1 million by which we exceeded our EBITDA goal for the year, we also would pay each of the participants an additional incentive bonus equal to the following percentage of his base salary: Mr. Zimmerman — 10%; Messrs. Puisis and Bartholomae — 7.5%; and Messrs. Kaler and Astrauskas — 5%.

The incentive bonus opportunity, as a percentage of base salary, for each of our named executive officers for each of the two performances measures if we reached 100% of our goal for the performance measure was as follows: Mr. Zimmerman, EBITDA — 60%; cash flow — 40%; Messrs. Puisis and Bartholomae, EBITDA — 45%; cash flow — 30%; and Messrs. Kaler and Astrauskas, EBITDA — 30%; cash flow — 20%. In the case of our named executive officers other than Mr. Zimmerman, those percentages were based on recommendations made by Mr. Zimmerman and approved by the Compensation Committee. Mr. Zimmerman’s employment agreement with us provides that he will receive an annual performance-based incentive bonus equal to 75% of his base salary, and the additional bonus opportunity provided to him under the 2006 Executive Incentive Plan was determined through negotiation by Mr. Zimmerman with the Compensation Committee. For 2006, our performance reached 107.5% of our EBITDA goal and over 100% of our cash flow goal, which resulted in the payouts under the 2006 Executive Incentive Plan set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table below. While the Compensation Committee had the authority to make adjustments to the performance measures under the 2006 Executive Incentive Plan, it did not exercise that authority.

Long-term Incentives.  The long-term incentive component of our compensation program typically has consisted of stock options granted under our 2000 Stock Option Plan, as amended. Prior to our initial public offering, we generally did not make annual grants of stock options but rather relied on grants we made following our 2000 recapitalization to those of our executive officers who were employed by us at that time and grants we thereafter made to new executive officers when they were hired by us. We did not grant any stock options to any of our named executive officers in 2006.

On June 30, 2006, the Compensation Committee approved, and we granted, 502,985 restricted shares of our common stock to Mr. Zimmerman and 251,491 restricted shares of our common stock to each of Messrs. Bartholomae and Puisis. The number of shares (which have been restated to reflect a 2.1673-for-1 stock split) were determined by the Compensation Committee based on its evaluation of the performance of Mr. Zimmerman and his senior management team in commencing a turnaround of our performance and as an incentive to the three recipients to encourage the continued improvement in our performance. The amount of the grants also took into account the number of stock options previously granted to these individuals (Mr. Zimmerman was not granted any stock options when he joined us). We believe that the vesting schedule associated with restricted stock assists us in the retention of the executive officers to whom we grant restricted stock. The terms of the restricted stock are described under “Restricted Stock Awards” on page 20.

We anticipate that we will adopt a new long-term incentive program in the future with the assistance of Watson Wyatt, but we do not yet know the form such a program will take.

Perquisites and Other Personal Benefits.  We provide certain perquisites and other personal benefits to our named executive officers. The Compensation Committee believes these perquisites are reasonable and appropriate. The perquisites assist in the attraction and retention of our named executive officers and, in the case of certain perquisites, promote the health and efficiency of our named executive officers.

Currently, these perquisites and other personal benefits consist principally of life insurance, an automobile allowance and tax planning assistance. We also reimburse Messrs. Zimmerman and Astrauskas (each of whom maintains his primary residence outside of the Dayton, Ohio area) for certain housing expenses associated with maintaining a second residence near our corporate headquarters, we reimburse Mr. Puisis for certain commuting expenses and we reimburse Messrs. Zimmerman and Puisis for membership fees in connection with their membership in one country, alumni or social club. We also reimburse Messrs. Zimmerman, Puisis and Astrauskas for the taxes they are required to pay on certain of these benefits.

In September, 2006, we forgave specified amounts of accrued interest on certain loans we made to certain of our executive officers in 2000 in connection with a recapitalization merger, including $141,227 we forgave for Mr. Bartholomae and $12,575 we forgave for Mr. Kaler. These loans enabled the recipients to exercise stock options and acquire and hold our stock so that the transaction would qualify for recapitalization accounting treatment. We did not forgive any outstanding principal under these loans nor did we forgive any interest accruing after the date of the forgiveness. The Compensation Committee approved the forgiveness of these amounts in recognition of the long-term service of Messrs. Bartholomae and Kaler to us.

Retirement and Welfare Benefits.  Our named executive officers participate on the same basis as our salaried employees in our Employee Savings Plan (401(k) plan) to which we currently make matching contributions equal to 50% of the first 2% of the participant’s contribution and 25% of the next 4% of the participant’s contribution. We also make an additional annual contribution, which we refer to as a retirement contribution account contribution, equal to a percentage of the participant’s compensation determined based on the participant’s age as of the end of the plan year. Our named executive officers do not participate in any deferred benefit or actuarial pension plans.

We provide our named executive officers with the same health and welfare benefits we provide generally to all of our other employees at the same general premium rates as we charge our other employees.

Severance/Change in Control Payments and Benefits.  We provide certain severance and change in control payments and benefits to certain of our named executive officers. These payments and benefits and applicable triggers are described in more detail on pages 22-24. The benefits are provided pursuant to employment agreements, restricted stock agreements and stock option agreements. We believe that these benefits assist us in retaining our executive officers.

Tax Treatment of Compensation Elements

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year paid to or accrued for each of its five most highly-compensated executive officers. The regulation includes our chief executive officer as of the last day of our taxable year. It also includes any employee whose total compensation must be reported to our stockholders under the Securities Exchange Act by reason of the employee being among the four highest compensated executive officers for the taxable year.

Compensation made non-deductible by the regulation is included in the executive’s gross income, and the tax on us resulting from the denial of the deduction is, therefore, a second tax on the compensation. Under Section 162(m), certain “performance based” compensation is not subject to this limitation on deductibility provided that certain requirements are met. The Compensation Committee evaluates the tax impact of the compensation arrangements for our named executive officers in light of our overall compensation philosophy. Although the Compensation Committee generally attempts to structure compensation elements for the named executive officers in a way that excepts them from Section 162(m), from time to time, the Committee may award compensation that is not fully deductible if it determines that the compensation is in the best interests of us and our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Stephen Berger, Chair
William F. Hopkins
Douglas W. Rotatori

Summary Compensation Table

The following table sets forth information concerning the compensation earned for 2006 by each of our named executive officers.

Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and		Salary		Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	Bonus ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Eric R. Zimmerman President and Chief Executive Officer	2006	$350,000	$175,000	$774,817	$0	$510,930	$102,471	$1,913,218
Raymond E. Bartholomae Executive Vice President and President, Symons	2006	$260,000	$104,000	$387,408	$43,648	$284,661	$178,732	$1,258,449
Edward J. Puisis Executive Vice President and Chief Financial Officer	2006	$250,000	$175,000	$387,408	$20,591	$273,713	$44,622	$1,151,334
Mark K. Kaler(6) Vice President, Product Management	2006	$227,000	$90,800	$0	$37,520	$165,687	$42,404	$563,411
Peter J. Astrauskas Vice President, Engineering Services	2006	$170,000	$42,500	$0	$8,643	$124,083	$51,745	$396,971

(1)	Consists of discretionary cash bonuses approved by the Compensation Committee on July 14, 2006 based on the Compensation Committee’s evaluation of our performance for the first six months of 2006. Also includes for Mr. Puisis, a $75,000 special cash bonus paid on May 11, 2006.

(2)	Consists of the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to the restricted stock awards made to each of Messrs. Zimmerman, Puisis and Bartholomae, determined in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”), but without regard to any estimate of forfeitures related to service-based vesting. See Note 5 to the Consolidated Financial Statements included in our 2006 Annual Report for an explanation of the assumptions we made in valuing these awards. For information about the restricted stock awards granted in 2006, please see “Restricted Stock Awards” below. For information on all outstanding equity awards as of December 31, 2006, please refer to the “Outstanding Equity Awards at Fiscal Year-End” table below.

(3)	Consists of the aggregate dollar amount recognized for financial statement reporting purpose for 2006 with respect to stock options granted to each of Messrs. Bartholomae, Puisis, Kaler and Astrauskas in years prior to 2006, determined in accordance with FAS 123R, but without regard to any estimate of forfeitures related to service-based vesting. See Note 5 to the Consolidated Financial Statements in our 2006 Annual Report for an explanation of the assumptions we made in valuing these awards.

(4)	Consists of annual incentive bonuses awarded and earned in 2006 under our 2006 Executive Incentive Plan and paid in 2007. For more information, please see the “Grants of Plan-Based Awards” table below.

(5)	The amounts in the “All Other Compensation” column consist of the following components:

	401(k) Plan			Automobile/		Life	Tax	Tax
	Company	Club	Forgiveness	Commuting		Insurance	Planning	Reimburse-
Name	Contribution	Allowance	of Interest	Allowance	Housing	Premiums	Assistance	ment

Eric R. Zimmerman	$13,738	$6,000	—	$15,000	$34,000	$2,322	$2,000	$29,411
Raymond E. Bartholomae	$17,600	—	$141,277	$15,291	—	$3,564	$1,000	—
Edward J. Puisis	$12,100	$6,000	—	$17,520	—	$810	$1,000	$7,192
Mark K. Kaler	$14,300	—	$12,575	$13,800	—	$729	$1,000	—
Peter J. Astrauskas	$17,600	—	—	$13,800	$10,512	$1,499	—	$8,334

(6)	Mr. Kaler ceased to be employed by us on January 16, 2007.

Grants of Plan-Based Awards

The following table provides information concerning the plan-based cash and equity awards we granted to our named executive officers with respect to their service in 2006. The non-equity incentive awards shown in the table were granted under our 2006 Executive Incentive Plan, effective June 30, 2006, for performance in 2006. The awards were paid in January and March, 2007 based on our attainment of pre-established performance goals. More information about the performance goals and these awards can be found on pages 14 and 15. The restricted stock awards granted in 2006 were made under individual restricted stock agreements we entered into with each of Messrs. Zimmerman, Bartholomae and Puisis, as approved by the Compensation Committee on June 30, 2006. More information about these restricted stock awards can be found on page 20.

Grants of Plan-Based Awards

					All Other
					Stock Awards:	Grant Date Fair
		Estimated Possible Payments Under			Number of Shares	Value of
		Non-Equity Incentive Plan Awards(2)			of Stock	Stock and Option
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)(3)	Awards ($)(4)

Eric R. Zimmerman	6/30/06	0	0	0	502,985	$774,817
	6/30/06	$175,000	$350,000	N/A	0	0

Raymond E. Bartholomae	6/30/06	0	0	0	251,491	$387,408
	6/30/06	$97,500	$195,000	N/A	0	0

Edward J. Puisis	6/30/06	0	0	0	251,491	$387,408
	6/30/06	$93,750	$187,500	N/A	0	0

Mark K. Kaler	6/30/06	0	0	0	0	0
	6/30/06	$56,750	$113,500	N/A	0	0

Peter J. Astrauskas	6/30/06	0	0	0	0	0
	6/30/06	$42,500	$85,000	N/A	0	0

(1)	The date our Compensation Committee approved the grant.

(2)	Consists of annual incentive bonus opportunities awarded for 2006 under our 2006 Executive Incentive Plan. The information included in the “Threshold” and “Target” columns reflects the range of potential payouts under the plan when the performance goals were established by the Compensation Committee on June 30, 2006. The 2006 Executive Incentive Plan did not provide for a maximum payout. The actual 2006 incentive bonuses were determined when our financial results for 2006 became available in 2007 and are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See our Compensation Discussion and Analysis above for a description of the performance goals associated with these awards.

(3)	Represents the number of shares of our common stock covered by restricted stock awards made to Messrs. Zimmerman, Bartholomae and Puisis pursuant to individual restricted stock agreements on June 30, 2006. See “Restricted Stock Awards” below for a description of the restrictions applicable to the restricted stock and the applicable vesting provisions.

(4)	Represents the grant date fair value of the restricted stock awards, determined in accordance with FAS 123R, but without regard to any estimate of forfeitures related to service-based vesting. See Note 5 to our Consolidated Financial Statements included in our 2006 Annual Report for an explanation of the assumptions we made in valuing these awards.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers, as described below.

Mr. Zimmerman.  Effective August 1, 2005, we entered into an employment agreement with Mr. Zimmerman to serve as our President and Chief Executive Officer. The term of his employment agreement is through December 31, 2008. The employment agreement provides that the term will be extended automatically for additional one-year periods thereafter unless either party notifies the other at least 90 days prior to the end of the term that the term will not be extended.

Under his employment agreement, Mr. Zimmerman’s annual base salary is $350,000, subject to increase by the Compensation Committee. Mr. Zimmerman is entitled to participate in our annual executive incentive plan, with a target-level bonus equal to 75% of his annual base salary, and he is entitled to participate in our various other employee benefit plans and arrangements which are applicable to senior officers.

Mr. Zimmerman also receives an annual car allowance, reimbursement for tax and financial planning assistance and payment of the annual membership fee in a country, alumni or social club of his choice (as well as the initiation fee in that club), in each case up to a specified maximum amount. Mr. Zimmerman’s employment agreement also provides for reimbursement for certain expenses incurred in connection with his move to the Dayton, Ohio area.

Certain severance provisions of Mr. Zimmerman’s employment agreement are described under “Potential Payments upon Termination or Change in Control” below.

Mr. Zimmerman is prohibited from competing with us during, and for one year following, the term of his employment agreement.

Mr. Puisis.  Effective August 11, 2003, we entered into an employment agreement with Mr. Puisis to serve as our Chief Financial Officer. The current term of his employment under his employment agreement is through August 11, 2007. The employment agreement provides that the term will be extended automatically for additional one-year periods thereafter unless either party notifies the other not later than 120 days prior to the end of the term.

Under his employment agreement, Mr. Puisis’ annual base salary is $250,000, subject to increase by the Compensation Committee. Mr. Puisis is entitled to participate in our annual executive incentive plan and in our various other employee benefit plans and arrangements which are applicable to senior officers.

Mr. Puisis also receives an annual car allowance, and payment of the annual membership fee in a country, alumni or social club of his choice (as well as the initiation fee in that club), in each case up to a specified maximum amount.

Certain severance provisions of Mr. Puisis’ employment agreement are described under “Potential Payments upon Termination or Change in Control” below.

Mr. Puisis is prohibited from competing with us during and for one year following, the term of his employment agreement (or, in the event that Mr. Puisis remains employed by us following the end of the term of his employment agreement, for one year following the date on which we terminate his employment other than for Cause), but only if we provide him with the benefits to which he is entitled upon a termination of his employment by us without Cause during such one-year period.

Mr. Bartholomae.  We are a party to a letter agreement with Mr. Bartholomae, dated as of August 13, 2003, as amended December 15, 2005, which provides for his at-will employment with us for no specified term. The letter agreement provides that we may terminate Mr. Bartholomae’s employment at any time for any legal reason, at our discretion, and that he may resign from his employment at any time for any reason, upon 30 days advance written notice.

Certain severance provisions of Mr. Bartholomae’s employment agreement are described under “Potential Payments upon Termination or Change in Control” below.

Restricted Stock Awards

On June 30, 2006, with the approval of the Compensation Committee, we granted 502,985 restricted shares of our common stock to Mr. Zimmerman and 251,491 restricted shares of our common stock to each of

Messrs. Bartholomae and Puisis. The terms of the restricted stock are set forth in restricted stock agreements we entered into with each of Messrs. Zimmerman, Bartholomae and Puisis.

The restricted stock agreements provide the executives with all of the rights and privileges of a stockholder with respect to the restricted stock, except that we will retain custody of the certificates for the restricted stock and all dividends, if any, until the restrictions lapse, and except that until the restrictions lapse the restricted stock may not be transferred by the executive and will be subject to forfeiture upon the termination of the executive’s employment other than for certain reasons described in the restricted stock agreements. Under the terms of the restricted stock agreements, following our initial public offering, the restricted stock began to vest, and the restrictions on the stock began to lapse, in four equal annual installments, commencing on December 31, 2006 (the year in which the offering occurred) and on December 31 of each of the following three years, assuming the executive’s employment is not terminated prior to the vesting under certain conditions. The restricted stock also will earlier vest upon a change in control if certain conditions are satisfied. Certain of the provisions of the restricted stock agreements are described under “Potential Payments upon Termination or Change in Control” below.

Stock Option Plan

Our 2000 Stock Option Plan, as amended, is described below under “Approval of Fifth Amendment to Dayton Superior Corporation 2000 Stock Option Plan — Summary of Stock Option Plan.”

Severance Agreement

In connection with the termination of Mr. Kaler’s employment with us, effective January 16, 2007, we entered into a severance agreement and release of claims with him. We agreed to pay Mr. Kaler $87,308 of severance pay for the period from January 17, 2007 until June 6, 2007 and a total of $139,692 in non-compete pay for the period from June 7, 2007 until January 16, 2008. We also agreed to pay his 2006 incentive bonus even though he was no longer employed by us on the payment date, provide him with outplacement services, reimburse him for executive tax preparation for 2006 and provide him with medical and dental insurance through January 31, 2007 and, if he elects COBRA continuation coverage, contribute the same monthly premium amount toward the premium cost associated with the COBRA continuation coverage through January 16, 2008. In return, Mr. Kaler agreed not to compete with us through January 16, 2008.

Outstanding Equity Awards at December 31, 2006

The following table sets forth information for each of our named executive officers with respect to each option to purchase our common stock and each award of restricted common stock that was outstanding as of December 31, 2006.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
							Market
	Number of	Number of				Number of	Value of
	Securities	Securities				Shares or	Shares or
	Underlying	Underlying				Units of	Units of
	Unexercised	Unexercised		Option	Option	Stock That	Stock That
	Options (#)	Options (#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested(1) (#)	Vested(2) ($)

Eric R. Zimmerman	0	0		—	—	377,239	$4,428,786
Raymond E. Bartholomae	0	0		—	—	188,618	$2,214,375
	4,547	0		$7.76	2/26/2008	0	0
	2,399	0		$8.97	2/1/2009	0	0
	17,657	83,530	(3)	$12.46	6/16/2010	0	0
	2,601	23,407	(4)	$12.69	1/1/2013	0	0
	2,167	19,506	(5)	$11.07	8/11/2013	0	0
Edward J. Puisis	0	0		—	—	188,618	$2,214,375
	29,800	89,402	(5)	$11.07	8/11/2013	0	0
Mark K. Kaler	17,076	79,360	(3)	$12.46	6/16/2010	0	0
	2,601	23,407	(4)	$12.69	1/1/2013	0	0
Peter J. Astrauskas	4,335	39,011	(6)	$11.07	9/24/2013	0	0

(1)	The outstanding restricted stock will vest in three equal installments on December 31 of each year, commencing December 31, 2007, or earlier upon a change in control, if certain conditions are satisfied.

(2)	Based on the closing market price of a share of our common stock on December 29, 2006.

(3)	These stock options vest on the earlier of June 15, 2009 or, if certain conditions are satisfied, upon a change in control.

(4)	These stock options vest on the earlier of January 1, 2012 or, if certain conditions are satisfied, upon a change in control. All or a portion of the options also may vest on December 31, 2007 if certain financial performance measures are satisfied.

(5)	These stock options vest on the earlier of August 11, 2012 or, if certain conditions are satisfied, upon a change in control. A portion of the options also may vest on December 31, 2007, and all or a portion of the options also may vest on December 31, 2008, if certain financial performance measures are satisfied.

(6)	These stock options vest on the earlier of September 12, 2012 or, if certain conditions are satisfied, upon a change in control. A portion of the options also may vest on December 31, 2007, and all or a portion of the options also may vest on December 31, 2008, if certain financial performance measures are satisfied.

Options Exercised and Stock Vested

The following table sets forth information for each of our named executive officers with respect to the value of restricted shares that vested on December 31, 2006. None of the named executive officers exercised any stock options in 2006.

Options Exercised and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Eric R. Zimmerman	125,746	$1,476,258
Raymond E. Bartholomae	62,873	$738,129
Edward J. Puisis	62,873	$738,129
Mark K. Kaler	0	0
Peter J. Astrauskas	0	0

(1)	Based on the closing market price of a share of our common stock on December 29, 2006, the last business day prior to the vesting date, December 31, 2006.

Potential Payments Upon Termination or Change in Control

Certain of the agreements we have entered into with certain of our named executive officers require that we, or our successors, pay or provide certain compensation and benefits to the named executive officers upon the occurrence of a termination of their employment or a change in control of our company. The estimated value of the compensation and benefits that would be paid or provided to each named executive officer for each type of agreement is summarized below, based on an assumption that the triggering event occurred on December 31, 2006. We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event. Due to the various factors that impact the nature and value of benefits due upon certain terminations of employment or upon a change in control, the actual value of compensation and benefits to which a named executive officer would be entitled can be determined only at the time a triggering event actually occurs.

The estimated value of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event or that are generally available to all salaried employees, such as distributions from the 401(k) plan or earned but unpaid salary or accrued vacation pay.

Provisions in Employment Agreements

The employment agreements we entered into with Messrs. Zimmerman, Bartholomae and Puisis provide for payments and benefits upon termination of employment as follows:

Mr. Zimmerman.  Mr. Zimmerman’s employment agreement provides that, if his employment is terminated by us without “Cause” or because we do not extend the term of his employment agreement, we will do the following:

•	continue to pay his base salary for 18 months following termination of his employment;

•	pay him a pro-rated portion of his annual bonus under our executive bonus plan for the year in which the termination occurs, based on our year-to-date performance through the date of termination in relation to the performance targets under the executive bonus plan; and

•	continue, for 18 months following the termination, coverage under our medical and dental plans and programs, including his group life insurance coverage, in which he was entitled to participate immediately prior to the termination, on the same terms as if he were an active employee.

If Mr. Zimmerman’s employment terminates by reason of his death or disability, then we are required to pay him a pro-rated portion of his annual bonus under our executive bonus plan for the year in which the termination occurs based on our year-to-date performance through the date of termination in relation to the performance targets under the executive bonus plan.

Mr. Zimmerman’s employment agreement defines “Cause” as his willful failure to substantially perform his executive duties and responsibilities (other than as a result of his disability), his willful failure to comply with any lawful and reasonable directives of the Board of Directors, his commission of any act or omission that could result in a conviction or plea of guilty or no contest for any felony or crime involving moral turpitude, unlawful use or possession of drugs, or his commission of any act of fraud, personal dishonesty involving our assets or breach of any fiduciary duty to us.

Mr. Zimmerman’s right to receive these payments is contingent upon him signing a general waiver and release of claims in our customary form. Mr. Zimmerman also is prohibited by his employment agreement from competing with us or soliciting our employees during the 12 months following termination of his employment.

If Mr. Zimmerman’s employment had terminated on December 31, 2006 on account of his death, we would have been required to pay him a total of $510,930. If we had terminated his employment on that date without cause or if his employment had terminated because we did not extend the term of his employment agreement, we would have been required to pay him a total of $1,044,930 under his employment agreement ($869,930 if a change in control (which is not defined in the employment agreement) had occurred prior to that date).

Mr. Bartholomae.  Mr. Bartholomae’s employment agreement provides that, if we terminate his employment without “Cause” or if his employment terminates by reason of his death, we will do the following:

•	pay him a pro-rated portion of his annual bonus under our annual executive bonus plan for the year in which the termination occurs;

•	during the 36-month period following the date of termination, pay him:

•	an amount equal to his average annual base salary for the three years prior to the termination or his then current annual base salary, whichever is greater;

•	the average of his annual bonus for the three years prior to his termination (pro-rated based on the calendar years in the 36-month period);

•	the amount of his car allowance in effect at the time of his termination; and

•	continue until age 65 his and his spouse’s coverage under our medical and dental plans and programs, including group life insurance coverage, in which he was entitled to participate immediately prior to the termination, on the same terms as if he were an active employee.

For purposes of Mr. Bartholomae’s employment agreement, “Cause” is defined as Mr. Bartholomae’s willful or gross misconduct, a material failure in the performance of his duties and responsibilities (other than as a result of his disability), conviction of or plea of guilty or nolo contendre to a felony or a crime involving moral turpitude or fraud or personal dishonesty involving our assets.

If, prior to the termination of Mr. Bartholomae’s employment without Cause or by reason of his death, a change in control occurs, then the period over which the payments and benefits described above are provided will be reduced from 36 months to 24 months. Mr. Bartholomae’s employment agreement defines “change in control” to mean that a person or group acquires securities entitling them to exercise more than 50% of our total combined voting power, we sell or dispose of all or substantially all of our assets or we merge or consolidate and our stockholders prior to the merger or consolidation thereafter hold less than 50% of our voting power.

Mr. Bartholomae’s right to receive these payments is contingent upon him signing a general waiver and release of claims in our customary form. Mr. Bartholomae also is prohibited by his employment agreement from competing with us during the 36 months (24 months, if a change in control occurs prior to termination of his employment) following termination of his employment.

If Mr. Bartholomae’s employment had terminated on December 31, 2006 on account of his death or if we terminated his employment without Cause, we would have been required to pay him a total of $1,661,195 under his employment agreement or a total of $1,211,017 if a change in control had occurred prior to that date.

Mr. Puisis.  Mr. Puisis’ employment agreement provides that, if his employment terminates without Cause (which is defined generally in the same manner as it is defined in Mr. Bartholomae’s employment agreement) or by reason of his death or disability, we will do the following:

•	continue to pay his annual base salary for 12 months following termination of his employment;

•	pay him a pro-rated portion of his annual bonus under our executive bonus plan for the year in which the termination occurs; and

•	continue, for one year following the termination, his coverage under our medical and dental plans and programs, including his group life insurance coverage, in which he was entitled to participate immediately prior to the termination on the same terms as if he were an active employee, subject to his election of COBRA continuation coverage during such period.

Mr. Puisis’ right to receive these payments is contingent upon him signing a general waiver and release of claims in our customary form. Mr. Puisis also is prohibited by his employment agreement from competing with us during the year following termination of his employment.

If Mr. Puisis’ employment had terminated on December 31, 2006 on account of his death or disability, or if we had terminated his employment without Cause, we would have been required to pay him a total of $529,713 under his employment agreement.

Provisions in Restricted Stock Agreements

We are parties to agreements with Messrs. Zimmerman, Bartholomae and Puisis under which we have granted them restricted stock. These restricted stock agreements provide that the restrictions set forth in the agreements will lapse with respect to 25% of the stock originally granted under these agreements on December 31 of each year, commencing December 31, 2006. The agreements also provide that all of the restrictions will earlier lapse upon the occurrence of any of the following events:

•	immediately prior to a change in control, but only if Odyssey receives proceeds as a result of the change in control that, when aggregated with all other proceeds previously received by Odyssey in any public offering of our stock, is at least equal to their total investment in our company, and only if the executive is continuously employed by us from the date of the grant to the date of the change in control;

•	the executive’s employment with us is terminated by reason of his death; or

•	the executive’s employment with us is terminated for any reason other than Cause (as defined in the executive’s respective employment agreement), insubordination, failure to carry out any lawful directive of our chief executive officer or Board of Directors or failure to satisfactorily perform his duties or responsibilities (each as determined by our Board of Directors).

If the executive’s employment is terminated either by the executive or by us for any reason other than the reasons described above, the restrictions on any remaining unvested restricted stock will not lapse and the restricted stock will not vest and will be forfeited.

If any of the events described above had occurred on December 31, 2006, the value of the additional restricted stock that would have vested, based on the closing price of our common stock on December 29, 2006 (the last business day of the year), would have been $2,165,618 for Mr. Zimmerman and $1,082,809 for each of Messrs. Bartholomae and Puisis.

Provisions in Stock Option Agreements

All of our named executive officers other than Mr. Zimmerman hold stock options granted at various times under our 2000 Stock Option Plan, as amended. The option agreements provide that, in the event of a change in control, any previously unvested options will vest effective immediately prior to the change in control, but only if the change in control results in Odyssey having received at least a specified minimum return on its aggregate investment in our company. The required minimum return to Odyssey for vesting varies (depending upon the particular option and, in some cases, the time at which the investment was made) from 2.25 times the amount of Odyssey’s investment to four times the amount of the investment and, for certain of the options, an annual compounded pre-tax internal rate of return of at least 30% to Odyssey on its investment. The option agreements also provide that any unvested options held by an executive will expire upon termination of the executive’s employment, if the executive is terminated for Cause, or 90 days after the executive’s employment terminates, if the executive’s employment terminates for any other reason.

The stock option agreements generally define “change in control” to mean that a person or group acquires securities entitling them to exercise more than 50% of our total combined voting power, we sell or dispose of all or substantially all of our assets or we are a party to a merger or consolidation in which our stockholders prior to the merger or consolidation thereafter hold less than 50% of our voting power.

If a change in control had occurred on December 31, 2006, based on our stock price on that date, none of the unvested stock options held by the named executive officers would have vested because Odyssey would not have received the required minimum return on its aggregate investment in our company.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.daytonsuperior.com.

The Audit Committee has reviewed and discussed Dayton Superior’s consolidated financial statements with management and Deloitte & Touche LLP, Dayton Superior’s independent auditors. Management is responsible for the preparation, presentation and integrity of Dayton Superior’s financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures (as defined in the SEC’s Rule 13a-15(e)), evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Committee reviewed Dayton Superior’s audited financial statements with management and Deloitte & Touche LLP and met separately with both management and Deloitte & Touche LLP to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of Dayton Superior’s accounting principles, the reasonableness of significant judgments, and the other matters required to be discussed under generally accepted auditing standards (including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”). Management has represented, and Deloitte & Touche LLP has confirmed, to us that the financial statements were prepared in accordance with generally accepted accounting principles. In addition, Deloitte & Touche LLP provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” that relates to Deloitte & Touche LLP’s independence from Dayton Superior and its subsidiary and the Audit Committee has discussed with Deloitte & Touche LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Dayton Superior’s Form 10-K for filing with the SEC.

Audit Committee

Steven M. Berzin, Chair
Sidney J. Nurkin
Douglas W. Rotatori

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our independent registered public accounting firm for 2006, and our Audit Committee has selected Deloitte & Touch LLP to serve as our independent registered public accounting firm for 2007. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

Audit Fees

The fees we paid to Deloitte & Touche LLP in 2005 and 2006 were as follows:

	2005	2006

Audit Fees	$524,400	$600,350
Audit-Related Fees	$14,400	$634,650
Tax Fees	$408,900	$31,242

Total	$947,700	$1,266,242

Audit Fees are the fees billed for professional services rendered for the audit of our annual financial statements and the review of our quarterly financial statements.

Audit-Related Fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes services associated with SEC registration statements, periodic reports and other documents we file with the SEC, accounting consultations and other attest services.

Tax fees are fees billed for tax compliance, tax advice and tax planning.

The Audit Committee has determined that the provision of the Audit-Related Services and Tax Services by our independent accountant is compatible with maintaining the principal accountant’s independence.

APPROVAL OF FIFTH AMENDMENT
TO
DAYTON SUPERIOR CORPORATION
2000 STOCK OPTION PLAN, AS AMENDED
(Item 2 on the proxy card)

Background

On April 18, 2007, our Board of Directors adopted, subject to stockholder approval, the Fifth Amendment to the Dayton Superior Corporation 2000 Stock Option Plan, as amended, which we refer to in this section as the Stock Option Plan. The Fifth Amendment permits stock options to be granted under the Stock Option Plan to our directors. Currently, stock options may be granted under the Stock Option Plan only to our employees and consultants. If approved by our stockholders, the Fifth Amendment will permit us to implement our new compensation plan for those of our directors who are neither employed by us or any of our subsidiaries or by any affiliate of Odyssey, which includes a one-time grant of a stock option to purchase our common stock, as described under “Director Compensation” on page 9. As of December 31, 2006, options for 705,402 shares were available for grant under the Stock Option Plan. The Fifth Amendment will not increase the number of shares of common stock that may be issued under the Stock Option Plan.

The Stock Option Plan was adopted at a time when our stock was not publicly traded and our directors received no additional consideration for serving on our Board of Directors and were not eligible to receive stock options. Following our initial public offering in December, 2006, our Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a compensation program for our outside directors, which we define as those directors neither employed by us or any subsidiary or by any affiliate of Odyssey. Currently, Steven M. Berzin and Sidney J. Nurkin are our only two outside directors. We have granted to each of them a stock option to purchase 8,936 shares of our common stock at an exercise price of $12.00 per share. These options may not be exercised unless and until the Fifth Amendment is approved by our stockholders and, if the Fifth Amendment is not approved by the stockholders within one year after the date of grant, these options will terminate and become null and void.

We are asking our stockholders to approve the Fifth Amendment to enable us to implement the stock option portion of our compensation program for our outside directors. If the stockholders do not approve the Fifth Amendment, then we will not grant any additional stock options to our directors under the Stock Option Plan.

Summary of Stock Option Plan

Purposes.  The purposes of the Stock Option Plan are: (1) to provide an additional incentive for employees and consultants to further our growth, development and financial success by personally benefiting through the ownership of common stock and (2) to enable us to obtain and retain the services of employees and consultants considered essential to our long range success by offering them an opportunity to own common stock.

Eligibility.  The Stock Option Plan currently authorizes the grant of non-qualified options to employees, including officers, and any independent contractor or advisor who performs services for us. The Stock Option Plan also authorizes the grant to our employees of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code. If the Fifth Amendment is approved by the stockholders, the Stock Option Plan also will authorize the grant of non-qualified options to our directors.

Securities Subject to the Plan.  The aggregate number of shares of common stock that may be issued upon the exercise of options granted under the Stock Option Plan is 1,667,204. The shares of common stock covered by the Stock Option Plan may be either previously authorized but unissued shares or treasury shares. To the extent that an option expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Stock Option Plan, the number of shares subject to the option that are not exercised may be used again for new grants under the Stock Option Plan. Additionally, in the event of certain specified corporate transactions or events, any shares subject to options which become exercisable with respect to shares of stock of another corporation will be considered canceled and may again be granted. Finally, shares tendered or withheld to satisfy the exercise price or tax withholding obligation may be used for grants under the Stock Option Plan. No shares of common stock may again be subject to an option if such action would cause an incentive stock option to fail to qualify under Section 422 of the Code.

The maximum number of shares of common stock that may be subject to one or more options granted to a participant pursuant to the Stock Option Plan during any calendar year is 150,000.

Administration.  The Stock Option Plan is administered by our Board of Directors unless and until each of the members of the Compensation Committee qualifies as both a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee may delegate some or all of its authority to grant options to a sub-committee consisting of one or more members of the committee or of one or more of our officers, subject to certain exceptions.

The Board of Directors and the Compensation Committee have the authority to administer the Stock Option Plan, including the power to interpret the Stock Option Plan and any stock option agreements, to adopt rules for the administration, interpretation, and application of the Stock Option Plan, and to amend or revoke any such rules and to amend any stock option agreement so long as the rights or obligations of such optionee are not affected adversely.

Grant and Terms of Options.  The Board of Directors or Compensation Committee determines at the time an option is granted whether the option is to be an incentive stock option or a non-qualified stock option and whether an option will qualify as performance-based compensation as described in Section 162(m) of the Internal Revenue Code. Incentive stock options may be granted only to employees.

At the time an option is granted, the Board of Directors or Compensation Committee also sets the exercise price, except that the exercise price per share of options intended to qualify as incentive stock options or performance-based compensation generally may not be less than 100% of the fair market value of a share of common stock on the date the option is granted. For purposes of the Stock Option Plan, the fair market value of a share of our common stock as of a given date generally will be the closing price of a share as reported on the Nasdaq stock market or on such other principal exchange on which our common stock is then trading.

The Board of Directors or Compensation Committee also sets the term and vesting period, if any, of each option, although the term of an incentive option generally may not be longer than 10 years. The Board of Director or Compensation Committee may accelerate the vesting period of any option at any time.

Exercise of Stock Options.  The exercise price of options granted under the Stock Option Plan must be paid in cash at the time the option is exercised, although the Board of Directors or the Compensation Committee also may allow payment in whole or in part by other means, including:

•	by delivery of shares of common stock held for at least six months and having a fair market value on the date of delivery equal to the aggregate exercise price of the option or exercised portion thereof,

•	through the surrender of shares of common stock issuable upon exercise of the option with a fair market value on the date of exercise equal to the aggregate exercise price of the option or the exercised portion thereof,

•	by other property acceptable to the Board of Directors or the Compensation Committee, or

•	any combination of the above.

Transferability of Options.  Except as otherwise provided by the Board of Directors or the Compensation Committee, no option granted under the Stock Option Plan may be assigned, transferred or otherwise disposed of by the award holder, except by will or the laws of descent and distribution.

Adjustment of Securities.  If there is any stock dividend, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event that in the sole discretion of the Board of Directors or Compensation Committee affects our common stock such that an adjustment is determined to be appropriate in order to prevent dilution or enlargement of benefits under the Stock Option Plan or with respect to an option, then the Board of Directors or Compensation Committee as it may deem equitable will adjust the number and kind of shares of common stock that may be issued under the Stock Option Plan (including, but not limited to, adjustments of the number of shares available under the Stock Option Plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the Stock Option Plan during any calendar year), the number and kind of common stock subject to outstanding options, the exercise price with respect to any option and the financial or other targets specified in each stock option agreement for determining exercisability of the options. Any adjustment affecting an award intended as “qualified performance-based compensation” must be made consistent with the requirements of Section 162(m) of the Internal Revenue Code.

Additionally, in the event of any transaction described above or any other unusual or nonrecurring transaction or event affecting us, any of our affiliates, our financial statements, or of changes in applicable laws, regulations or accounting principles, the Board of Directors or the Compensation Committee may in its sole discretion take action to prevent dilution or enlargement of the benefits under the Stock Option Plan or to facilitate such event or to give effect to such change in laws, regulations or principles by providing that an option:

•	will be exercisable only for aggregate consideration into which shares of common stock issuable upon exercise of the option would have been converted if the option had been exercised immediately prior to the event or for the amount of cash equal to such consideration;

•	cannot vest or be exercised after such event;

•	will be exercisable as to all shares covered by such option;

•	will be assumed by the successor or survivor corporation or a parent or subsidiary or substituted by similar options or awards of the successor or survivor corporation; or

•	adjustment in the number and type of shares subject to outstanding options and the terms and conditions (including exercise price) for options that may be granted in the future.

Amendment, Modification and Termination.  The Compensation Committee, subject to approval of the Board of Directors, may terminate, amend, or modify the Stock Option Plan at any time; however, stockholder approval will be required for any amendment to the Stock Option Plan to increase the number of shares available under the plan or as otherwise may be required by applicable rules of the Nasdaq Stock Market. No incentive stock options may be granted under the Stock Option Plan on or after the tenth anniversary of the plan.

Federal Income Tax Consequences

In general, no federal income tax is imposed on the holder at the time an incentive stock option is granted or exercised, except to the extent that alternative minimum tax results from the exercise of the option. We are not entitled to a tax deduction in connection with the grant or exercise of an incentive stock option. If the common stock acquired upon exercise of an incentive stock option is held for more than two years after the grant of the option and one year after exercise of the option, then any amount realized upon the disposition of the common stock in excess of the holder’s tax basis will be taxed as long-term capital gain in the year of disposition and we will not be entitled to a tax deduction.

If the common stock acquired upon exercise of an incentive stock option is disposed of before the above-described holding periods are satisfied, the disposition will be a disqualifying disposition resulting in recognition of ordinary income to the holder at the time of disposition in an amount equal to the lesser of the excess of the fair market value of the shares, or the excess of the amount received, if any, on the disposition of the shares over the exercise price. If the amount realized on a disqualifying disposition exceeds the fair market value of the shares at the time the option was exercised, then, in addition to recognizing ordinary income, the holder also will recognize long or short-term capital gain to the extent of the excess of the amount received over the fair market value of the common stock at the time the option was exercised. In the event of a disqualifying disposition, we will be entitled to a tax deduction equal to the amount of ordinary income recognized by the holder provided that we satisfy the applicable tax reporting requirements.

No federal income tax is imposed at the time a nonqualified option is granted. With certain exceptions for payment of the exercise price with already owned shares, upon exercise of a nonqualified option, the holder realizes ordinary income for federal income tax purposes to the extent that the fair market value of the common stock acquired exceeds the exercise price of the related option on the date of exercise. In addition, we will be entitled to a deduction for federal income tax purposes at the same time and to the same extent that ordinary income is realized by the holder provided that we satisfy the applicable tax reporting requirements.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of December 31, 2006, which currently includes only the Stock Option Plan (which was approved by our stockholders).

			Number of securities available
	Number of securities to be		for future issuance under
	issued upon exercise of	Weighted average exercise	equity compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	859,445	$11.93	705,402
Equity compensation plans not approved by security holders	0	0	0

Total	859,445	$11.93	705,402

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FIFTH AMENDMENT TO THE STOCK OPTION PLAN.

A majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on this proposal is required for approval of the Fifth Amendment. Abstentions will count as votes against the proposal. Broker non-votes do not count for voting purposes.

OTHER INFORMATION

Stockholder Proposals

Any stockholder who intends to bring a matter before our 2008 Annual Meeting of Stockholders must give us notice in accordance with the requirements of our by-laws at 7777 Washington Village Drive, Suite 130, Dayton, Ohio 45459, Attention: Secretary generally by not later than the close of business on January 30, 2008 and not earlier than the close of business on December 31, 2007. In order for stockholder proposals for the 2008 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, they must be received by us at on or before December 31, 2007. If any stockholder who intends to propose any matter to be acted upon at the 2008 Annual Meeting of Stockholders does not inform us of such matter by March 16, 2008, the persons named as proxies for the 2008 Annual Meeting of Stockholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting. The 2008 Annual Meeting of Stockholders is presently scheduled to be held on May 2, 2008.

Other Matters

The Board does not intend to present any other business at the meeting and knows of no other matters which will be presented. No stockholder has informed us of any intention to propose any other matter to be acted upon at the meeting; however, if any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, not including exhibits, will be mailed without charge to stockholders, upon written request. Requests should be addressed to Thomas W. Roehrig, Secretary, Dayton Superior Corporation, 7777 Washington Village Drive, Suite 130, Dayton, Ohio 45459.

By Order of the Board of Directors

Thomas W. Roehrig
Secretary
Dayton, Ohio
April 30, 2007

DAYTON SUPERIOR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Stephen Berger, Steven M. Berzin, and Eric R. Zimmerman as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Dayton Superior Corporation held of record by the undersigned on April 23, 2007, at the Annual Meeting of Stockholders to be held at the Company’s Conference Center, located at, 721 Richard Street, Miamisburg, Ohio 45342, on May 24, 2007, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
DAYTON SUPERIOR CORPORATION
May 24, 2007

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Stephen Berger ¡ William F. Hopkins
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the Fifth Amendment to the Company’s 2000 Stock Option Plan.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
DAYTON SUPERIOR CORPORATION
May 24, 2007
PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE ORBLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Stephen Berger ¡ William F. Hopkins
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the Fifth Amendment to the Company’s 2000 Stock Option Plan.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.